Exhibit 99.1

For Immediate Release – October 29, 2007

For Information Contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, South Dakota

Phone:  (605) 333-7556

HF Financial Corp. Q1 Earnings Increase 22 Percent; Announces Quarterly Dividend Increase

SIOUX FALLS, SD, October 29 – HF Financial Corp. (NASDAQ: HFFC), reported earnings for the fiscal first quarter ended September 30, 2007 of $1.35 million, or $0.33 in diluted earnings per share, versus $1.10 million, or $0.27 in diluted earnings per share, for the comparable period in fiscal year 2007, an earnings per share increase of 22.2 percent.  The combination of non-interest revenue and net interest income produced an overall increase in revenues of 8.2 percent over the prior year.

The company’s net interest margin, aided by a steepening of the yield curve, helped improve the company’s profit performance.  The company again refinanced a previous trust preferred issue, decreasing the annual cost of this funding by 200 basis points.  The remaining fees of $125,000 associated with the original issuance were written off against net interest margin.  Net interest margin expressed on a fully taxable equivalent basis for the quarter was 2.92 percent, or $6.7 million, compared to 2.86 percent, or $6.4 million, in the first quarter last year.

“Net interest margin in our Home Federal Bank business is improving, the result of a more normalized interest rate structure that has helped our margins for the past several months,” said Curt Hage, HF Financial’s Chairman, CEO and President.  “Home Federal’s performance in the past year has also benefited from the growth in our loan servicing business and increased revenue from deposit relationships.”

For the first three months of the year, non-interest income increased $471,000, to $2.8 million, up 20.1 percent over the comparable period in fiscal year 2007.  And non-interest expense grew at a modest rate of $235,000, or 3.4 percent, over last year’s first quarter.

“On both the revenue and expense side of our banking business, we have been intentional about continually providing better products and services for our markets and it has produced this nice increase in non-interest revenue,” said Darrel Posegate, President of Home Federal Bank.  “At the same time, we’ve been careful to manage non-interest expense growth in relation to revenue growth.  This is a key to earnings enhancement for the company over the long run.  The investments made in personnel and infrastructure have been essential for us to compete in our markets and are essential to our long-term viability.”

Home Federal’s provision for loan losses, which for the past several years has been established using a sophisticated modeling system, totaled $325,000 and compares to $291,000 for the first quarter last year.  The ratio of the allowance for loan and lease losses to nonperforming loans and leases improved 356 basis points to 168.55% versus the prior year period.

“The quality of our loan portfolio is a continuing strategic priority for us,” said Hage.  “While the national markets were involved in suspect lending practices, we continued and will continue to bring prudent management practices to this key area of long-term performance.”

The company utilized its stock buyback program during the first quarter, repurchasing 70,000 shares.  Under the current program, the company is authorized to repurchase up to 329,141 additional shares of common stock.

“Due to the recent turbulence in the financial markets and the pressure this has put on the stock price of virtually all financial services companies, we felt it was prudent to buy back stock under those circumstances,” Hage said.  “We believe the market will recover and recognize our core earnings as a basis for valuing HF Financial Corp.”

The company also made a strategic decision during the quarter to stop originating indirect automobile loans, and will continue to service the existing portfolio.  The company entered this line of business in the 1990’s as part of an interest rate risk reduction strategy, as well as for further diversification of the balance sheet.

“The indirect line of business has been good to us for many years, especially in light of our efforts over the past several years to reposition the loan portfolio toward a greater concentration of commercial and agricultural loans,” Posegate said.  “At this juncture, we believe the market for automobile paper is changing, and while our current portfolio has maintained its very high level of quality, we believe other lending opportunities present a more advantageous use of our capital.”

Quarterly Dividend Declared

The company announced it will increase its quarterly cash dividend to 10.75 cents per share for the first quarter of the 2008 fiscal year.  The dividend will be paid on November 14, 2007 to stockholders of record on November 8, 2007.

About HF Financial

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Insurors, Inc. and HF Financial Group, Inc.  As of September 30, 2007, the company had total assets of $1.0 billion and stockholders’ equity of $63.1 million.  The company is the largest publicly traded savings association headquartered in South Dakota, with 33 offices in 19 communities, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements

This news release and other reports issued by the company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•                  Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

•                  Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•                  Forecasts of future economic performance.

•                  Use and descriptions of assumptions and estimates underlying or relating to such matters.

Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements about the company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term rate environments); deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the company’s loan and lease portfolios; the ability or inability of the company to manage interest rate and other risks; unexpected or continuing claims against the company’s self-insured health plan; the company’s use of trust preferred securities; the ability or inability of the company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

Forward-looking statements speak only as of the date they are made.  The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Although the company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	Three Months Ended
	September 30,
	2007	2006

Interest, dividend and loan fee income:
Loans and leases receivable	$14,120	$13,240
Investment securities and interest-earning deposits	1,865	1,838
	15,985	15,078
Interest expense:
Deposits	7,498	6,541
Advances from Federal Home Loan Bank and other borrowings	1,819	2,119
	9,317	8,660
Net interest income	6,668	6,418
Provision for losses on loans and leases	325	291
Net interest income after provision for losses on loans and leases	6,343	6,127

Noninterest income:
Fees on deposits	1,413	1,193
Loan servicing income	505	329
Gain on sale of loans, net	259	196
Trust income	249	216
Other	389	410
	2,815	2,344
Noninterest expense:
Compensation and employee benefits	4,443	4,156
Occupancy and equipment	937	938
Other	1,764	1,815
	7,144	6,909
Income before income taxes	2,014	1,562
Income tax expense	667	465
Net income	$1,347	$1,097

Earnings per share:
Basic	$0.34	$0.28
Diluted	0.33	0.27

Weighted average shares:
Basic	4,002,458	3,959,622
Diluted	4,067,075	4,035,493

Outstanding shares: (end of period)	3,964,542	3,965,479

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	09/30/2007	06/30/2007	09/30/2006

Balance Sheet Data
Total assets	$1,015,776	$1,001,454	$987,195
Cash and cash equivalents	17,082	22,476	14,919
Securities available for sale	154,700	142,223	153,167
Loans and leases receivable, net	766,953	761,599	741,558
Loans held for sale	7,872	8,776	9,311
Deposits	772,360	815,864	741,801
Advances from Federal Home Loan Bank and other borrowings	121,220	68,600	131,975
Subordinated debentures payable to trusts	27,837	27,837	27,837
Stockholders’ equity	63,144	62,270	58,323

Equity to total assets (end of period)	6.22%	6.22%	5.91%
Book value per share (1)	$15.93	$15.52	$14.71

Tier I (core) capital (2)	8.32%	8.31%	8.09%
Risk-based capital (2)	11.05%	11.05%	10.64%

Number of full-service offices	33	33	35

Asset Quality
Nonaccruing loans and leases	$1,401	$2,190	$1,300
Accruing loans and leases delinquent more than 90 days	1,858	1,308	2,113
Foreclosed assets	300	508	845
Total nonperforming assets	$3,559	$4,006	$4,258

FASB Statement No. 5 Allowance for loan and lease losses	$5,443	$5,487	$5,631
FASB Statement No. 114 Impaired loan valuation allowance	50	385	—
Total allowance for loans and lease losses	$5,493	$5,872	$5,631

Ratio of nonperforming assets to total assets (end of period)	0.35%	0.40%	0.43%
Ratio of nonperforming loan and leases to total loans and leases (end of period) (3)	0.42%	0.45%	0.45%
Ratio of allowance for loan and lease losses to total loans and leases (end of period)	0.70%	0.76%	0.74%
Ratio of allowance for loan and lease losses to nonperforming loans and leases (end of period) (3)	168.55%	167.87%	164.99%

(1)  Equity divided by number of shares of outstanding common stock.

(2)  Capital ratios for Home Federal Bank.

(3)  Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

Loan and Lease Portfolio Composition

	At September 30, 2007		At June 30, 2007
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)

One-to four-family (1)	$121,391	15.71%	$116,544	15.18%
Commercial business and real estate (2) (3)	273,601	35.42%	275,646	35.92%
Multi-family real estate	33,387	4.32%	34,047	4.44%
Equipment finance leases	21,360	2.77%	22,307	2.91%
Consumer Direct (4)	105,105	13.61%	104,647	13.63%
Consumer Indirect	74,025	9.58%	83,094	10.83%
Agricultural	125,818	16.29%	116,710	15.21%
Construction and development	17,759	2.30%	14,476	1.88%
Total Loans and Leases Receivable (5)	$772,446	100.00%	$767,471	100.00%

(1) Excludes $6,128 and $8,290 loans held for sale at September 30, 2007 and June 30, 2007, respectively.

(2) Includes $3,205 and $3,297 tax exempt leases at September 30, 2007 and June 30, 2007, respectively.

(3) Excludes $223 commercial loans held for sale at September 30, 2007 and June 30, 2007.

(4) Excludes $1,520 and $263 student loans held for sale at September 30, 2007 and June 30, 2007, respectively.

(5) Includes deferred loan fees and discounts and undisbursed portion of loans in process.

Deposit Composition

	At September 30, 2007		At June 30, 2007
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)

Noninterest bearing checking accounts	$88,901	11.51%	$86,679	10.62%
Interest bearing checking accounts	82,671	10.70%	87,030	10.67%
Money market accounts	196,779	25.48%	212,546	26.05%
Savings accounts	40,853	5.29%	66,235	8.12%
In-Market Certificates of deposit	305,656	39.57%	291,858	35.77%
Out-of-Market Certificates of deposit	57,500	7.45%	71,516	8.77%
Total Deposits	$772,360	100.00%	$815,864	100.00%

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended
	09/30/2007	09/30/2006
Balance, beginning	$5,872	$5,657
Provision charged to income	325	291
Charge-offs	(781)	(428)
Recoveries	77	111
Balance, ending	$5,493	$5,631

Average Balances, Interest Yields and Rates

	Three Months Ended
	09/30/2007		09/30/2006
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$776,254	7.24%	$744,497	7.06%
Investment securities (2) (3)	150,813	4.92%	158,540	4.61%
Total interest-earning assets	927,067	6.86%	903,037	6.62%
Noninterest-earning assets	68,334		62,233
Total assets	$995,401		$965,270

Interest-bearing liabilities:
Deposits:
Checking and money market	$285,936	3.59%	$280,114	3.74%
Savings	54,777	2.98%	43,755	2.37%
Certificates of deposit	363,832	4.93%	335,059	4.31%
Total interest-bearing deposits	704,545	4.23%	658,928	3.94%
FHLB advances and other borrowings	92,296	4.97%	121,867	4.80%
Subordinated debentures payable to trusts	27,837	9.50%	27,837	9.19%

Total interest-bearing liabilities	824,678	4.49%	808,632	4.25%
Noninterest-bearing deposits	78,968		79,497
Other liabilities	29,150		19,939
Total liabilities	932,796		908,068
Equity	62,605		57,202
Total liabilities and equity	$995,401		$965,270

Net interest spread (4)		2.37%		2.37%
Net interest margin (4) (5)		2.86%		2.82%
Net interest margin, TE (6)		2.92%		2.86%
Return on average assets (7)		0.54%		0.45%
Return on average equity (8)		8.61%		7.67%

(1)  Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)  Includes federal funds sold and Federal Home Loan Bank stock.

(3)  Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)  Percentages for the three months ended September 30, 2007 and September 30, 2006 have been annualized.

(5)  Net interest margin is net interest income divided by average interest-earning assets.

(6)  Net interest margin expressed on a fully taxable equivalent basis.

(7)  Ratio of net income to average total assets.

(8)  Ratio of net income to average equity.